Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Pinstripes Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(g)	23,985,000	-	$275,827,500	0.00014760	$40,712.14

	Total Offering Amounts					$275,827,500		$40,712.14
	Total Fees Previously Paid							$-
	Total Fee Offsets							$-
	Net Fee Due							$40,712.14
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(1)Represents (i) 12,075,000 shares of Pinstripes Holdings Class A Common Stock issuable upon exercise of Public Warrants, at an exercise price of $11.50 per share and (ii) 11,910,000 shares of Pinstripes Class A Common Stock issuable upon exercise of Private Placement Warrants at an exercise price of $11.50 per share.
(2)Includes an indeterminable number of additional securities that, pursuant to Rule 416 under the Securities Act, may be issued by reason of any stock split, stock dividend or similar transaction.
(3)Calculated pursuant to Rule 457(g) under the Securities Act, based on the $11.50 exercise price per share of Pinstripes Holdings Class A Common Stock issuable upon exercise of the Warrants.